SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐         Preliminary Proxy Statement

☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material Under Rule 14a-12

VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Sarissa Capital Management LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Domestic Fund LP

Michael James Astrue

Rolf Bass

Jon C. Biro

Samuel F. Colin

Alexander J. Denner

Johannes J.P. Kastelein

Melvin L. Keating

David York Norton

Herman Rosenman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 15, 2013, First Manhattan Co. and its affiliates (“First Manhattan”) issued by press release a statement in response to the adjournment by VIVUS, Inc. (“Vivus”) of its 2013 annual meeting of stockholders (the “Annual Meeting”). In its statement, First Manhattan expressed its belief that the decision to adjourn the Annual Meeting is a delaying tactic by the current board of directors of Vivus (the “Board”) aimed to preserve the Board’s entrenched position and disenfranchise Vivus stockholders. In addition, First Manhattan, in response to accusations by Vivus that First Manhattan has violated federal securities laws, asserted that it is aware of its disclosure obligations under federal securities laws and has filed all materials required to be filed with the U.S. Securities and Exchange Commission. A copy of the press release containing the statement is filed herewith as Exhibit 1.

Also on July 15, 2013, First Manhattan issued a second statement by press release expressing First Manhattan’s objection to Vivus’ adjournment of the Annual Meeting and stating that such adjournment is an attack on Vivus stockholders’ right to vote at the Annual Meeting. The statement also expressed First Manhattan’s belief that Vivus’ stated reasons for adjourning the Annual Meeting are a pretext and that Vivus lacked the authority to adjourn the Annual Meeting without a stockholder vote approving such adjournment. A copy of the press release containing the statement is filed herewith as Exhibit 2.

Also on July 15, 2013, First Manhattan posted additional references to www.ourmaterials.com/VVUS/. Copies of the additional references are filed herewith as Exhibit 3.